Exhibit 99.1

Autobytel Regains NASDAQ Compliance

IRVINE, Calif., – February 10, 2010 – Autobytel Inc. (NASDAQ: ABTL), a leading automotive marketing services company, today announced that it has received a letter from The NASDAQ Listing Qualifications Director of The NASDAQ Stock Market, LLC notifying the company that it has regained compliance with the previously reported listing deficiency and that the matter is now closed.

The letter from NASDAQ stated that on September 15, 2009, the staff notified the company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The NASDAQ Stock Market.  Since then, however, the closing bid price of Autobytel’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days.  Accordingly, Autobytel has regained compliance with Listing Rule 5450(a)(1).

About Autobytel Inc.

Autobytel Inc. (NASDAQ: ABTL), a leading automotive marketing services company, pioneered the automotive Internet when it launched autobytel.com in 1995.  Since then, the company has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers, and helped every major automaker market its brand online.  Today, through its flagship website Autobytel.com®, its network of automotive sites including Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com®, and its respected online partners, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry's most productive and cost-effective customer referral and marketing programs.

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Contact:
Crystal Hartwell, Investor and media relations
949.437.4755
crystalh@autobytel.com

PondelWilkinson Inc., Investor relations
Roger Pondel/Laurie Berman, 310.279.5980
investor@pondel.com